UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2020

VIR BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

499 Illinois Street, Suite 500 San Francisco, California	94158
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 906-4324

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VIR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 22, 2020, Vir Biotechnology, Inc. (the “Company”) and Biogen Inc. (“Biogen”) entered into a clinical development and manufacturing agreement (the “Agreement”), pursuant to which Biogen will perform process development activities and specified manufacturing services under agreed statements of work for certain pre-commercial and clinical supply of SARS-CoV-2 antibodies. Under the terms of the Agreement, the Company agreed to pay fees for Biogen’s performance of services as provided in each applicable statement of work, including costs to third parties on a pass-through basis. The parties entered into three statements of work for the process development and certain clinical manufacturing services simultaneously with the execution of the Agreement, with the cost of activities under such agreed statements of work totaling approximately $13.8 million. The Agreement includes the right for Vir to request a technology transfer of all manufacturing technology and processes developed under the Agreement to Vir or any third party designated by Vir to conduct manufacturing of SARS-CoV-2 antibody using such technology, including applicable licenses to Vir under Biogen’s relevant intellectual property rights. In connection with any such technology transfer, the Company also agreed to pay an “access fee” to Biogen for each successful batch of SARS-CoV-2 antibody drug substance manufactured using certain improvements relating to increases in batch yield developed under the Agreement, whether such manufacturing is performed by the Company, its affiliates, or third parties. If the Company successfully manufactures all batches of SARS-CoV-2 antibody drug substance for which it is currently committed under its letter agreement with Samsung BioLogics Co., Ltd. dated April 9, 2020, based on the Company’s current working assumptions of manufacturing yield per batch, the access fee payable to Biogen in connection with the Samsung manufacture will total approximately $100 million. The Company has the right to terminate the Agreement without cause upon 180 days’ prior written notice. Either party may terminate the Agreement upon the other party’s bankruptcy or uncured material breach.

The parties may discuss the possibility of negotiating a commercial supply agreement for the SARS-CoV-2 antibody products, but are not obligated to do so.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission.

On May 29, 2020, the Company issued a press release announcing the transactions described above. A copy of the press release is attached to this report as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this Current Report. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this Current Report include statements regarding the potential benefits of the Company’s collaboration with Biogen, the total access fee payable to Biogen in connection the Samsung manufacture, the timing and scale of manufacturing activities, the demand for antibody therapies, the timing of commencement of clinical trials for the Company’s antibody product candidates and the Company’s ability to address the current COVID-19 pandemic and future outbreaks of the disease. Many factors may cause differences between current expectations and actual results including unexpected results during clinical trials, difficulties in obtaining regulatory approval, clinical site activation rates or clinical trial enrollment rates that are lower than expected, changes in expected or existing competition, delays or disruptions in the Company’s business or clinical trials due to the COVID-19 pandemic, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this Current Report are discussed in the Company’s filings with the Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, the Company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated May 29, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

By:	/s/ Howard Horn
Howard Horn
Chief Financial Officer

Dated: May 29, 2020